UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a‑11(c) or §240.14a‑2
GIGAMON INC.
(Name of Registrant as Specified In Its Charter)
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GIGAMON INC.
3300 OLCOTT STREET
SANTA CLARA, CALIFORNIA 95054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, June 8, 2016
Dear Stockholders of Gigamon Inc.:
The 2016 annual meeting of stockholders (the “Annual Meeting”) of Gigamon Inc., a Delaware corporation, will be held on Wednesday, June 8, 2016 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:
1. To elect three Class III directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To conduct an advisory vote to approve named executive officer compensation;
3. To conduct an advisory vote regarding the frequency of the advisory vote on named executive compensation;
4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and
5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 11, 2016 as the record date for the Annual Meeting. Only stockholders of record on April 11, 2016 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 22, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2015 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2015 annual report can be accessed directly at the following Internet address:
http://www.astproxyportal.com/ast/18362. All you have to do is enter the control number located on your proxy card to access the materials.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Gigamon Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,

Paul A. Hooper
Chief Executive Officer and Director
Santa Clara, California
April 22, 2016

-i-

Tax and Accounting Considerations	39
Executive Employment Arrangements	40
Compensation Committee Report	40
Summary Compensation Table	41
Grants of Plan-Based Awards in Fiscal 2015	42
Outstanding Equity Awards at 2015 Fiscal Year-End	43
Option Exercises and Stock Awards Vesting During Fiscal 2015	45
Potential Payments Upon Termination or Upon Termination or Change in Control	46
Equity Compensation Plan Information	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	51
Investor Rights Agreement	51
Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards	51
Other Transactions	52
Policies and Procedures for Related Party Transactions	52
OTHER MATTERS	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
Fiscal Year 2015 Annual Report and SEC Filings	53

-ii-

GIGAMON INC.
PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, June 8, 2016

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2016 annual meeting of stockholders of Gigamon Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 8, 2016 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2015 annual report is first being mailed on or about April 22, 2016 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•	the election of three Class III directors to serve until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	an advisory vote to approve named executive officer compensation;

•	an advisory vote regarding the frequency of the advisory vote on named executive compensation;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:

•	“FOR” the election of Paul A. Hooper, John H. Kispert and Joan A. Dempsey as Class III directors;

•	“FOR” the approval of named executive officer compensation;

•	“FOR” the vote EVERY YEAR in the advisory vote regarding the frequency of the advisory vote on named executive compensation; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

Who is entitled to vote?
Holders of our common stock as of the close of business on April 11, 2016, the record date, may vote at the Annual Meeting. As of the record date, there were 34,847,593 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 7, 2016 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Gigamon Inc., in writing, at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054; or

•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 11:00 a.m. Pacific Daylight Time and the Annual Meeting will begin at 1:00 p.m. Pacific Daylight Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•
if you are a street name stockholder, proof of beneficial ownership as of April 11, 2016, the record date, such as your most recent account statement reflecting your stock ownership prior to April 11, 2016, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Paul A. Hooper, Michael J. Burns and Paul B. Shinn have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2015 annual report, primarily via the Internet. On or about April 22, 2016, we expect to mail to all stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2015 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “abstain” on each of the nominees for election as a director.

•	Proposal No. 2: Approval of the advisory vote regarding named executive officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on us or our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

•
Proposal No. 3: For approval of the advisory vote regarding the frequency of the advisory vote on named executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on us or our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement.

•
Proposal No. 4: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors absent direction from you.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Gigamon Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Gigamon Inc.
Attention: Investor Relations
3300 Olcott Street
Santa Clara, California 95054
(408) 831-4000
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 24, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Gigamon Inc.
Attention: Secretary
3300 Olcott Street
Santa Clara, California 95054
(408) 831-4000
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2017 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•    not earlier than February 7, 2017; and
•    not later than the close of business on March 9, 2017.
In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•    the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. In addition, pursuant to our bylaws, our board of directors may from time to time change the authorized number of directors solely by resolution of the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Prior to the Annual Meeting, our board of directors, upon the recommendation of the nominating and corporate governance committee, in accordance with our bylaws, acted by resolution to increase the size of the board of directors from seven to eight members, effective as of the commencement of the Annual Meeting. This increase in the size of the Board will increase the number of directors to be elected at the Annual Meeting from two to three.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Paul A. Hooper, John H. Kispert, and Joan A. Dempsey. If elected, Messrs. Hooper and Kispert and Ms. Dempsey will hold office for a three-year term until the annual meeting of stockholders to be held in 2019.
Set forth below are the names and certain information about the nominees for Class III directors. The names of, and certain information about, the continuing members of our board of directors are also set forth below. All information is as of March 31, 2016.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Joan A. Dempsey	III	60	Director Nominee	—	—	2019
Paul A. Hooper	III	52	Chief Executive Officer and Director	2012	2016	2019
John H. Kispert(1)(2)	III	52	Director	2013	2016	2019
Continuing Directors
Ted. C. Ho	II	57	Director	2014	2018	—
Corey M. Mulloy(2)(3)	II	44	Chairman	2010	2018	—
Robert E. Switz(1)	II	69	Director	2015	2018	—
Michael C. Ruettgers(2)(3)	I	73	Director	2010	2017	—
Paul J. Milbury(1)(3)	I	67	Director	2014	2017	—

(1)    Member of our audit committee
(2)    Member of our compensation committee
(3)    Member of our nominating and corporate governance committee

Nominees for Director
Joan A. Dempsey has served as executive vice president at Booz Allen Hamilton, a management and technology consulting firm, since October 2005, advising clients in the defense and intelligence industry on defense, cybersecurity and cyber issues. From May 2003 to October 2005, Ms. Dempsey served as the executive director of the President’s Foreign Intelligence Advisory Board, which provides advice to the President of the United States concerning intelligence activities. Ms. Dempsey also served as deputy director of Central Intelligence for Community Management from May 1998 to May 2003 and served as chief of staff for the Director of Central Intelligence Agency from August 1997 to May 1998. Prior to joining the Central Intelligence Agency, Ms. Dempsey served in several senior civilian positions in the Department of Defense, including deputy director of intelligence at the Defense Intelligence Agency, deputy assistant secretary of defense for Intelligence and Security and acting assistant secretary of defense for Command, Control, Communications and Intelligence. Ms. Dempsey also serves on the board of directors of Intelsat General Corporation, a subsidiary of Intelsat, S.A., a communications company. Ms. Dempsey holds a B.A. degree in political science from Southern Arkansas University, an M.P.A. in public administration from the University of Arkansas and an honorary doctorate from the National Intelligence University.
We believe Ms. Dempsey is qualified to serve as a member of our board of directors because of her expertise and extensive operational experience in the defense and cybersecurity industry.
Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.
We believe that Mr. Hooper is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.
John H. Kispert has served as a member of our board of directors since December 2013. Mr. Kispert has served as a managing partner of Black Diamond Ventures, a venture capital firm, since March 2016. Prior to Black Diamond Ventures, Mr. Kispert served as president and chief executive officer and a director of Spansion, Inc., a manufacturer of flash memory products, from February 2009 until March 2015.  On March 12, 2015 Spansion completed its merger with Cypress Semiconductor Corporation, a semiconductor and electronics manufacturer, at which time Mr. Kispert was appointed to the Cypress Board of Directors.  Mr. Kispert also serves on the board of directors of Extreme Networks, Inc., a network hardware company, and TriNet Group, Inc., a cloud-based professional employer organization for small and medium-sized businesses. Mr. Kispert holds a B.S. degree in political science from Grinnell College and an M.B.A. degree from the University of California, Los Angeles.
We believe that Mr. Kispert is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief executive officer and the chief financial officer of numerous public companies in the technology industry, and his experience serving on the boards of directors of public companies.
Continuing Directors
Ted C. Ho has served as a member of our board of directors since August 2014. Mr. Ho has served as the chief executive officer of Datiphy Inc., a data behavior and security company, since September 2015. Prior to Datiphy, Mr. Ho co-founded our company in 2004 and previously served as a member of our board of directors from inception until his resignation in March 2013, and also served as our chief executive officer from February 2008 until his resignation in December 2012. Prior to founding our company, Mr. Ho served as vice president of engineering at Network Associates, Inc. (which later became McAfee, Inc.), a data security company, from January 2001 to May 2003. From May 1998 to January 2001, Mr. Ho served as a director of engineering at McAfee. Mr. Ho holds a B.S. degree in civil engineering from the National Cheung-Kung University in Taiwan and an M.S. degree in structural engineering and computer engineering from the University of Southern California.
We believe that Mr. Ho is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and former chief executive officer.
Paul J. Milbury has served as a member of our board of directors since January 2014. Mr. Milbury served as vice president of operations and chief financial officer of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc. in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks, Corp. into Cisco Systems, Inc. to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as vice president and chief financial officer of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Infinera Corporation, an optical networking equipment provider. Mr. Milbury also serves as a director of a number of private companies. Mr. Milbury holds a B.B.A. degree in business and economics and an M.B.A. degree from the University of Massachusetts, Amherst.
We believe that Mr. Milbury is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief financial officer of numerous public companies in the networking technology industry, and his experience serving on the boards of directors of several companies.
Corey M. Mulloy has served as the chairman of our board of directors since March 2013, and as a member of our board of directors since January 2010. Since 1997, he has served in several roles at Highland Capital Partners, a venture capital firm, and has been a general partner since 2005. From 1995 to 1997, Mr. Mulloy served as a financial analyst in the investment banking group at Robertson, Stephens & Co., L.L.C., an investment bank. Mr. Mulloy also serves as a director of a number of private companies. Mr. Mulloy holds a B.A. degree in economics from Swarthmore College and an M.B.A. degree from Harvard Business School.
We believe that Mr. Mulloy is qualified to serve as a member of our board of directors because of his experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.
Michael C. Ruettgers has served as a member of our board of directors since December 2010. In December 2005, he retired from his position at EMC Corporation, a data storage and data security company, where he served as chairman from 2004 to December 2005, executive chairman from 2001 to 2004, and chief executive officer from 1992 to 2001. From 1988 to 1992, Mr. Ruettgers served in various senior executive positions at EMC. Mr. Ruettgers currently serves on the boards of directors of Raytheon Corporation. Mr. Ruettgers holds a B.S. degree in business administration from Idaho State University and an M.B.A. degree from Harvard Business School.
We believe that Mr. Ruettgers is qualified to serve as a member of our board of directors because of his extensive business experience, skills and acumen developed as a senior executive at a large public company operating in the technology industry, as well as his experience serving on the boards of directors of public companies.
Robert E. (Bob) Switz has served as a member of our board of directors since June 2015. Mr. Switz served as the chairman, president and chief executive officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, from August 2003 until its acquisition by Tyco Electronics Ltd. (now TE Connectivity Ltd.) in December 2010. From 1994 until August 2003, he served in various senior management positions at ADC, including chief financial officer, executive vice president and senior vice president. Mr. Switz served as a director of ADC from August 2003 until December 2010 and was appointed chairman of the board of directors in June 2008. Prior to ADC, Mr. Switz was employed by Burr-Brown Corp., a semiconductor solution provider to the electronics industry, most recently as vice president, chief financial officer and director, ventures and systems business. Mr. Switz served on the board of directors of Cyan, Inc. from March 2011 until its acquisition by Ciena Corporation in August 2015 and Broadcom Corporation from 2003 until its acquisition by Avago in February 2016. Mr. Switz currently serves on the board of directors for Micron Technology Inc. Mr. Switz holds a B.S. degree in business administration from Quinnipiac University and an M.B.A. degree from the University of Bridgeport.
We believe that Mr. Switz is qualified to serve as a member of our board of directors because of his extensive global operations, financial and general management experience and expertise developed as a senior executive at large public companies operating in the technology industry as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies.
Each member of our board of directors holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board of directors has undertaken a review of the independence of each director and each director nominee. Based on information provided by each director and each director nominee concerning his or her background, employment and affiliations, our board of directors determined that Messrs. Goldman, Kispert, Milbury, Mulloy, Ruettgers and Switz do not, or in the case of Mr. Goldman did not, have and Ms. Dempsey will not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is, or in the case of Mr. Goldman was, “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.”
Board Leadership Structure
Our Corporate Governance Guidelines provides that the board of directors shall fill the chairman of the board and chief executive officer positions based upon the board’s view of what is in the best interests of our company. The chief executive officer and chairman of the board may, but need not be, the same person.
The board of directors has determined that having two different individuals serve in the roles of chairman of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Hooper currently serves as our chief executive officer and Mr. Mulloy currently serves as our chairman of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the chairman of the board provides overall leadership to the board of directors. The chairman of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.
This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by the chairman of our board of directors. Mr. Hooper does not participate in such sessions unless specifically invited.
Board Meetings and Committees
During our fiscal year ended December 26, 2015, the board of directors held 10 meetings (including regularly scheduled and special meetings), and each director attended at least 90% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
We encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is currently comprised of Messrs. Milbury, Kispert and Switz, with Mr. Milbury serving as chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the current New York Stock Exchange listing standards. In addition, based on Messrs. Milbury and Switz’s prior service as in several executive positions, including as the chief financial officer, of several public companies, our board of directors has determined that each of Messrs. Milbury and Switz possess, amongst other things, an understanding of generally accepted accounting principles and financial statements, experience evaluating financial statements and an understanding of internal control over financial reporting, and therefore our board of directors has determined that each of Messrs. Milbury and Switz is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with management and the independent accountants, our interim and year end operating results;

•	oversees our accounting and financial reporting process, our internal control over financial reporting, and the performance of our internal audit function;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters and oversees our compliance with applicable laws;

•	oversees our programs and reviews our policies on financial risk assessment and risk management associated with our financial reporting, accounting, auditing and tax matters;

•	reviews related party transactions;

•
obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.gigamon.com/.
Compensation Committee
Our compensation committee is currently comprised of Messrs. Kispert, Mulloy and Ruettgers, with Mr. Kispert serving as chairman. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.gigamon.com/.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is currently comprised of Messrs. Mulloy, Milbury and Ruettgers, with Mr. Mulloy serving as chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.gigamon.com/.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least 1% of the fully diluted capitalization of the company continuously for at least twelve months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our chief legal officer or our Legal Department in writing by letter. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our chief legal officer or our Secretary at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. To be timely for next year’s annual meeting of stockholders, our chief legal officer or Secretary must receive the nomination no earlier than February 7, 2017 and no later than March 9, 2017.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our chief legal officer at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our chief legal officer, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted our Corporate Governance Guidelines which address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and executive officers, including our chief executive officer, chief financial officer and senior financial officers. The Corporate Governance and the Code of Business Conduct and Ethics are posted on our website at http://investor.gigamon.com. Alternatively, you may obtain a copy of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics by contacting our corporate offices by calling (408) 831-4000 or by visiting our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, accounting, auditing and tax matters, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings of the board of directors, and evaluates the risks inherent in significant transactions and legal and regulatory compliance matters.
Director Compensation
In connection with our initial public offering in 2013, our board of directors adopted our Outside Director Compensation Policy. In April 2015, our compensation committee, in consultation with Compensia, Inc. (“Compensia”), its independent compensation consultant, recommended to our board of directors, and our board of directors approved the amendments to our Outside Director Compensation Policy, which were effective upon their approval by our board of directors (the “Amendment”). Our board of directors believes that these changes are appropriate and consistent with the market practices based on input from our compensation committee, after its review of the Compensia market data. The Outside Director Compensation Policy, as amended, is summarized below.
Equity Compensation
Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units (“RSUs”) under the 2013 Equity Incentive Plan (the “2013 Plan”) with a grant date value of $400,000 (the “Initial RSU Award”). The Initial RSU Award will vest in equal annual installments over a three-year period following the grant date, subject to continued service on our board of directors through each vesting date. The Initial RSU Award replaced the previous initial stock option award granted to each newly elected non-employee director prior to the Amendment.
On the day following each annual meeting of our stockholders, each non-employee director will be granted an award of restricted stock units under the 2013 Plan with a grant date value of $200,000 (the “Annual RSU Award”). The Annual RSU Award will vest monthly as to 1/12th of the total shares subject to such award following the grant date, but will vest fully on the date of the next annual meeting of our stockholders held after the date of grant if not fully vested on such date, in each case, subject to continued service on our board of directors through each vesting date. The Annual RSU Award will replace the previous annual stock option award granted to each non-employee director prior to the Amendment.
Notwithstanding the vesting schedules described above, the vesting of each Initial RSU Award and each Annual RSU Award will accelerate in full upon a “change in control” (as defined in the 2013 Plan).
Cash Compensation
Each year, each non-employee director will receive a cash retainer of $35,000 (increased from $30,000 with the Amendment) for serving on the board of directors. Effective with the Amendment, the non-executive chairman of our board of directors also will receive an annual cash retainer of $27,000. Other than the retainers described in this paragraph, directors will receive no additional compensation for attending regular meetings of our board of directors.
The chairpersons and members of the three standing committees of our board of directors will be entitled to the following cash retainers each year:

Board Committee	Chairperson Fee (pre-Amendment)	Chairperson Fee (post-Amendment)	Member Fee (pre-Amendment)	Member Fee (post-Amendment)
Audit Committee	$11,500	$20,000	$7,500	$10,000
Compensation Committee	$7,500	$12,500	$4,000	$7,500
Nominating and Corporate Governance Committee	$5,000	$7,500	$3,000	$5,000
In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.
2015 Director Compensation
The following table provides information regarding the total compensation paid to our non-employee directors during the fiscal year ended December 26, 2015. Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended December 26, 2015, one director, Mr. Hooper, our chief executive officer was an employee. Mr. Hooper’s compensation is discussed in the section titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Kenneth A. Goldman(3)(4)	30,847		—		30,847
Ted C. Ho(3)	32,222		199,982		232,204
John H. Kispert(3)	44,618		199,982		244,600
Paul J. Milbury(3)	45,375		199,982		245,357
Corey M. Mulloy(3)	58,542		199,982		258,524
Michael C. Ruettgers(3)	41,667		199,982		241,649
Robert E. Switz(3)	13,625	(5)	399,972	(6)	413,597

(1)
The dollar amounts in this column represent the compensation cost for the fiscal year ended December 26, 2015 of RSUs granted in the fiscal year ended December 26, 2015. These amounts have been calculated in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 8 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 filed with the SEC on February 24, 2016.

(2)
Each non-employee director then serving at the time was granted an automatic annual equity award of 5,943 RSUs on June 12, 2015 pursuant to the Outside Director Compensation Policy, as amended. For each award, the shares underlying the RSUs vest in 12 equal monthly installments beginning July 12, 2015, subject to the director’s continued service on the board of directors on each applicable vesting date.

(3)
As of the fiscal year ended December 26, 2015, Mr. Ho held a total of 2,972 outstanding RSUs and a total of 34,230 outstanding options; Mr. Kispert held a total of 2,972 outstanding RSUs and a total of 49,959 outstanding options; Mr. Milbury held a total of 2,972 outstanding RSUs and a total of 49,999 outstanding options; Mr. Mulloy held a total of 2,972 outstanding RSUs and a total of 16,959 outstanding options; Mr. Ruettgers held a total of 2,972 outstanding RSUs and a total of 88,159 outstanding options; and Mr. Switz held a total of 11,823 outstanding RSUs and no outstanding options.

(4)
Mr. Goldman served as a director during our fiscal year ended December 26, 2015, but did not stand for re-election at the 2015 annual meeting of stockholders, and his cash compensation fees were prorated based on the number of days he served as a director in fiscal 2015.

(5)	Mr. Switz joined our board of directors in June 2015, and his cash compensation fees were prorated based on the number of days he served as a director in fiscal 2015.

(6)
Mr. Switz was granted an equity award of 11,823 RSUs on June 11, 2015. This equity award was Mr. Switz’s Initial RSU Award under the Outside Director Compensation Policy, as amended. The shares underlying the RSUs vest in equal annual installments over a three-year period on the anniversary of Mr. Switz’s appointment to the board of directors, subject to Mr. Switz’s continued service on the board of directors on each applicable vesting date.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of seven members. Prior to the Annual Meeting, our board of directors, upon the recommendation of the nominating and corporate governance committee, in accordance with our bylaws, acted by resolution to increase the size of the board of directors from seven to eight members, effective as of the commencement of the Annual Meeting. This increase in the size of the Board will increase the number of directors to be elected at the Annual Meeting from two to three. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. In addition, pursuant to our amended and restated bylaws, our board of directors may from time to time change the authorized number of directors solely by resolution of the board of directors. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Paul A. Hooper, John H. Kispert and Joan A. Dempsey as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Hooper and Kispert and Ms. Dempsey will serve as Class III directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of Messrs. Hooper and Kispert is currently a member of our board of directors whereas Ms. Dempsey is a new nominee to our board of directors. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Hooper and Kispert and Ms. Dempsey. We expect that Messrs. Hooper and Kispert and Ms. Dempsey will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Exchange Act, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for 2015.
Our executive compensation program and compensation paid to our named executive officers are described in the section titled “Executive Compensation,” including without limitation, the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion. Our compensation programs are overseen by the compensation committee and are guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we designed our executive compensation program to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•
Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

2015 was a successful year for our company as we delivered stable, solid financial results through strong, consistent execution by our management and employees. We believe our 2015 executive compensation program was instrumental in helping us achieve strong financial performance in 2015 that delivered value to our investors as measured by an increase in our stock price of 53.52% from the first day of 2015 to the last day of 2015.
Based on the above, we request that stockholders approve the compensation of our named executive officers as described pursuant to the disclosure rules of the SEC pursuant to the following resolution:
RESOLVED, that the compensation paid to the Gigamon’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, in the section titled “Executive Compensation,” including, without limitation, the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required
Approval of named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE ADVSORY RESOLUTION ON COMPENSATION PAID TO THE
COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION
As described in Proposal Two above, our stockholders are being provided the opportunity to cast an advisory vote on our named executive compensation program. The advisory vote on named executive compensation described in Proposal Two is referred to as a “say-on-pay vote.”
This Proposal Three provides our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual (or other meetings for which Gigamon must include executive compensation information). Under this Proposal Three, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.
We believe that the say-on-pay vote should be conducted every year. While our compensation strategies are related to both the short-term and longer-term business outcomes, compensation decisions are made annually. An annual say-on-pay vote will give us more frequent feedback on our compensation disclosures and named executive officer compensation. The board of directors has determined that holding a say-on-pay vote every year is the most appropriate policy for us at this time, and recommends that stockholders vote for the say-on-pay vote to occur each year.
Vote Required
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal Three is not binding on us. However, the board of directors and our compensation committee value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on named executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ADVISORY VOTE ON THE SAY-ON-PAY VOTE TO BE HELD EVERY YEAR

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2016. During our fiscal year ended December 26, 2015, PwC served as our independent registered public accounting firm.
Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 27, 2014 and December 26, 2015.

	2014	2015
Audit Fees(1)	$985,000	$1,465,500
Audit-Related Fees(2)	75,000	38,000
All Other Fees(3)	1,800	1,800
Total Fees	$1,061,800	$1,505,300

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 filed with the SEC on February 24, 2016, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	All Other Fees consist of permitted services other than those that meet the criteria above.
Auditor Independence
In our fiscal year ended December 26, 2015, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC since our initial public offering, effective June 12, 2013, were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PwC requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. The audit committee operates under a written charter approved by our board of directors, which is available on our web site at http://investor.gigamon.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
The role of the audit committee is to assist the board of directors in fulfilling its responsibilities for generally overseeing:

•	Gigamon’s accounting and financial reporting processes and internal control over financial reporting, as well as the audit and integrity of the Company’s financial statements.

•	The qualifications and independence of Gigamon’s registered public accounting firm.

•	The performance of Gigamon’s internal audit function and independent auditor.

•	Gigamon’s compliance with applicable law.

•	Risk assessment and risk management associated with Gigamon’s financial reporting, accounting, auditing and tax matters.
The audit committee appoints the independent auditors and reviews their performance and independence from management. Our independent registered public accounting firm is PricewaterhouseCoopers LLP (“PwC”). The audit committee regularly meets privately with both PwC and the internal auditors, each of whom has unrestricted access to the audit committee. With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. PwC is responsible for (i) auditing these financial statements, (ii) expressing an opinion as to whether those financial statements fairly present Gigamon’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States and the effectiveness of Gigamon’s internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us. It is the responsibility of the audit committee to oversee these activities and we meet regularly with management and PwC to consider and evaluate the adequacy, independence and integrity of these processes. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.
During fiscal year 2015, management of the company documented, tested and evaluated Gigamon’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and provided the audit committee with a report on the effectiveness of Gigamon’s internal control over financial reporting. The audit committee met regularly with management, the internal auditors and PwC during this process and reviewed management’s assessment, including the disposition of any deficiencies or material weaknesses, and PwC’s audit of the effectiveness of Gigamon’s internal control over financial reporting that was included in Gigamon’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015.
Additionally, in the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	reviewed and discussed significant accounting policies and disclosures on a regular basis;

•	reviewed the performance of the internal audit function;

•
discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 26, 2015 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee of the board of directors:
Paul J. Milbury (Chair)
John H. Kispert
Bob Switz

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2016. Officers are appointed by our board of directors to hold office until their successors are appointed and qualified.

Name	Age	Position
Paul A. Hooper	52	Chief Executive Officer and Director
Michael J. Burns	50	Chief Financial Officer
Shehzad T. Merchant	47	Chief Technology Officer
Sachi Sambandan	51	Senior Vice President of Engineering
Paul B. Shinn	45	Chief Legal Officer and Senior Vice President of Corporate Development
Helmut G. Wilke	64	Senior Vice President of Worldwide Sales
Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.
Michael J. Burns has served as our chief financial officer since July 2014. Before joining our company, he served as chief financial officer of Volterra Semiconductor Corporation, a semiconductor company, from August 2007 until its acquisition by Maxim Integrated Products Inc. in October 2013. From 1992 to August 2007, Mr. Burns served in various senior financial positions at Intel Corporation, a semiconductor company, including most recently as finance director and controller of Intel Capital. Mr. Burns holds a B.A. degree in economics and an M.S. degree in industrial engineering from Stanford University and an M.B.A. degree from the University of California, Berkeley.
Shehzad T. Merchant has served as our chief technology officer since July 2014 and previously served as our chief strategy officer from March 2013 to July 2014. Prior to joining our company, he served in various roles at Extreme Networks, Inc. from July 2009 to March 2013, including most recently as chief technology officer. From June 2006 to December 2008, Mr. Merchant served in the office of the chief technology officer of Nevis Networks, Inc., a network control company. From June 2005 to June 2006, Mr. Merchant co-founded and served as vice president of product development of Polytime Systems Inc., a software security company. From June 1996 to January 2005, Mr. Merchant served in various roles, including senior director of technology of the LAN business unit, at Extreme Networks, Inc. Mr. Merchant holds a B.E. degree in electronics engineering from University of Mumbai and an M.S. degree in computer engineering from the University of Southern California.

Sachi Sambandan has served as our senior vice president of engineering since May 2014. Prior to joining our company, he served as vice president of hybrid cloud services at VMware Inc., a cloud and virtualization software company, from November 2009 to May 2014. From 1999 to March 2009, Mr. Sambandan was vice president of engineering at Dell Force10 (formerly Force10 Networks, Inc.), a computer networking company. Mr. Sambandan holds a B.E. degree in electronics and communication engineering from the College of Engineering at Guindy, Chennai, an M.S. degree in electrical engineering from the University of Maryland, College Park, and an M.B.A. degree from Santa Clara University.
Paul B. Shinn has served as our chief legal officer and senior vice president of corporate development since August 2015, and previously served as our general counsel from May 2012 to August 2015. Prior to joining our company, he served in several positions at Hewlett-Packard Company, a computer hardware and information technology company, from March 2007 through May 2012, including most recently as vice president and associate general counsel of the Enterprise Group. From March 1997 to February 2007, Mr. Shinn was an attorney at the law firm Wilson Sonsini Goodrich & Rosati, P.C. Mr. Shinn holds B.A. degrees in government and philosophy from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law.
Helmut G. Wilke has served as our senior vice president of worldwide sales since August 2014. Prior to joining our company, Mr. Wilke served as vice president of worldwide sales of the Visibility Business of Ixia, a computer networking company, from September 2013 to August 2014. From September 2010 to October 2013, Mr. Wilke was the vice president of the U.S. western region enterprise and partner group for Microsoft Corporation, a computer software and electronics company. In addition, he has also held key leadership roles in sales at Extreme Networks, Inc. from April 2007 to August 2010 and Sun Microsystems, Inc., a computer software and information technology company, from 2001 to 2007. Mr. Wilke holds an M.S. degree and a Ph.D. of social sciences from the Free University of Berlin, Germany.

EXECUTIVE COMPENSATION
The section below provides information regarding the fiscal 2015 compensation for our principal executive officer, principal financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 26, 2015.
Compensation Discussion and Analysis
We have based our executive compensation on a fundamental principle that the compensation paid to our executives should be aligned with measures that increase stockholder value. This Compensation Discussion and Analysis describes the 2015 compensation program for our chief executive officer, our chief financial officer and our next three most highly-compensated executive officers (the “Named Executive Officers”). During 2015, our Named Executive Officers were:

•	Paul A. Hooper, our chief executive officer;

•	Michael J. Burns, our chief financial officer;

•	Shehzad T. Merchant, our chief technology officer;

•	Paul B. Shinn, our chief legal officer and senior vice president of corporate development; and

•	Helmut Wilke, our senior vice president of worldwide sales.
Executive Summary
Overview of Executive Compensation Program
Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, rewarding, and retaining our executive officers. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our company performance and their contributions to that performance.
We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established annual goals through our cash bonus plan or commission plan. To deliver long-term incentive compensation opportunities, we also grant our executive officers equity awards to acquire shares of our common stock in options and RSUs.
In 2015, a significant portion of each Named Executive Officer’s target total direct compensation was equity based and/or at-risk. As illustrated by the charts below, for 2015, performance-based pay, consisting of stock options and annual cash bonuses (the non-equity incentive plan), made up 49% of the target total direct compensation opportunity for our chief executive officer and 45%, on average, of the target total direct compensation opportunity of the other Named Executive Officers.  In addition, 41% of our chief executive officer’s compensation and 33%, on average, of the other Named Executive Officers, consisted of time-vesting RSUs which vest over four years to further align our executives with our stockholders and motivate them to create long term stock price appreciation.

The percentages above were calculated using base salary, non-equity incentive plan compensation (i.e., cash incentive compensation), and the grant date fair value of options and RSUs (not the value received in 2015 from previously granted options and RSUs vesting) as reported in the Summary Compensation Table.
2015 Business Highlights
2015 was a successful year for our company as we delivered stable, solid financial results through strong, consistent execution by our management and employees. We believe our 2015 executive compensation program was instrumental in helping us achieve strong financial performance in 2015. For 2015:

•	Revenue was $222.0 million, an increase of 41% from 2014;

•	Gross margin was 79%, compared to 76% in 2014;

•	Non-GAAP gross margin was 80%, compared to 77% in 2014;

•	Net income was $6.2 million, or $0.17 per diluted share, compared to a net loss of $40.8 million, or $1.27 per diluted share, in 2014;

•	Non-GAAP net income was $29.0 million, or $0.80 per diluted share, compared to non-GAAP net income of $4.0 million, or $0.12 per diluted share, in 2014; and

•	Cash and investments were $210 million, an increase of $61 million from 2014.
These financial results delivered value to our investors as measured by an increase in our stock price of 53.52% from the first day of 2015 to the last day of 2015.
Please see Appendix A attached to this proxy statement for a reconciliation of GAAP and non-GAAP gross margin and net income.
2015 Executive Compensation Highlights
To continue to provide compensation that is competitive and offers incentives for growth in our business, we took the key compensation actions listed below for the Named Executive Officers for 2015. It is important to note that the 2015 compensation-setting process occurred before the filing of the proxy statement for our 2015 annual meeting of stockholders and therefore our compensation decisions were not informed by feedback from our stockholders based on the proxy statement for the meeting:

•	Base Salaries – Their annual base salaries were increased in amounts ranging from 0% to 11%, including a base salary increase of 6% for our chief executive officer.

•
Cash Bonuses – Based on annual revenue growth of approximately 40% and annual operating profit growth of over 100%, we achieved the maximum on our corporate performance measures under our 2015 bonus. Although the plan design gives the compensation committee the authority to adjust targets during the course of the plan year, no adjustments were made to targets and no discretionary increases of earned bonuses were made. In addition, based on feedback from stockholders, this compensation discussion and analysis discloses the targets set for the plan.

•
Long-Term Incentive Compensation – They were granted long-term incentive compensation opportunities in stock options, which vest over a four-year period and only have value if the price of our stock rises, and RSU awards, which also vest over a four-year period and have value directly tied to the price of our stock. Based in part on stockholder feedback, we made changes to this structure for our 2016 long-term incentive compensation awards.

Performance-Based Equity Awards added for 2016. For 2016, we changed the equity compensation program for our executives to replace stock options with performance-vesting RSUs. We introduced performance-vesting RSUs into our executive compensation program to further align our executive officers’ pay to our overall company’s performance, as their vesting is based on the achievement of associated performance goals. Half of the number of awards granted in 2016 was performance-vesting RSUs and half was service-vesting RSUs.
Executive Compensation Policies and Practices
We maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2015:

Compensation Governance Practices
✓	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.
✓
Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant to assist with its 2015 compensation reviews. This consultant performed no consulting or other services for us.

✓	Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy.

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including:

✓
Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on our performance through our short-term cash and long-term incentive compensation opportunities.

✓	Limited Perquisites. We do not provide perquisites or other personal benefits to our executive officers, except where they serve a legitimate business purpose;
✓
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, or any severance or change-in-control payments or benefits;

✓
No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers;

✓	No Special Health or Welfare Benefits. Our executive officers participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees;
✓
No “Single Trigger” Change-in-Control Arrangements. No change-in-control benefits are triggered simply by the occurrence of a change in control. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

✓	Multi-Year Vesting Requirements. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives; and
✓	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from pledging our securities or engaging in hedging transactions.
Executive Compensation Philosophy and Program Design
Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we designed our executive compensation program to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•
Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

We structure the annual compensation of our executive officers, including the Named Executive Officers, using three principal elements: base salary, annual incentive compensation opportunities in cash bonuses or, for Mr. Wilke, commissions, and long-term incentive compensation opportunities in options and RSUs. The design of our executive compensation program is influenced by many factors but the primary goals are always to align the interests of our executive officers and stockholders by linking pay with performance.
Governance of Executive Compensation Program
Compensation-Setting Process
We do not set a benchmark when setting the target total direct compensation opportunity of our executive officers, including the Named Executive Officers. Rather, when setting each compensation element, the compensation committee considers these factors:

•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on determining pay levels quantifiable.
Role of the Compensation Committee
The compensation committee carries out the responsibilities of our board of directors relating to the compensation of our executive officers, including the Named Executive Officers. These responsibilities include reviewing and approving for our executive officers, their annual base salaries; cash incentive compensation opportunities; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites and other personal benefits, if any. The compensation committee’s review of the base salary levels, annual cash incentive compensation opportunities, and long-term equity incentive compensation opportunities of our executive officers, including the Named Executive Officers, generally occurs at the beginning of the year, or more frequently as warranted. Typically, compensation adjustments are effective in the first quarter of the year.
Role of Executive Officers
Our chief executive officer and other members of our management team assist the compensation committee in carrying out its responsibilities by providing information on corporate and individual performance, market data, and their perspective on compensation matters. The compensation committee solicits and reviews our chief executive officer’s recommendations and proposals regarding adjustments to cash incentive compensation opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than regarding his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our chief executive officer and uses them as one factor in determining and approving the compensation for our executive officers, including the Named Executive Officers. No member of the management team participates in any discussions or makes any recommendations regarding his or her own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2015, the compensation committee retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. This compensation consultant serves at the discretion of the compensation committee.

During 2015, Compensia regularly attended the meetings of the compensation committee (including in executive sessions without management present) and provided these services:

•
provided competitive market data based on the compensation peer group and broader surveys for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessed executive compensation trends within our industry, and provided updates on corporate governance and regulatory issues and developments;

•	reviewed market equity compensation practices, including “burn rate” and “overhang”;

•	consulted with the compensation committee chair and other members between compensation committee meetings; and

•	assisted with the drafting of this “Compensation Discussion and Analysis”.
In 2015, Compensia provided no services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2015, the compensation committee considered the six specific independence factors adopted by the SEC and reflected in the listing standards of the New York Stock Exchange and determined that the work of Compensia raised no conflicts of interest.
Stockholder Engagement
Our chief executive officer and chief financial officer regularly speak with our stockholders on a wide range of topics. During these conversations in 2015 and in early 2016, our stockholders did not raise any concerns regarding our executive compensation policies and practices for 2015.
Competitive Positioning
To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus, and geographic location.
In September 2013, with the assistance of Compensia, the compensation committee reviewed and updated our compensation peer group to reflect changes in our market capitalization, recognize our evolving business focus, and account for acquisitions of peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:

•	similar revenue size - ~0.5x to ~2.0x our last four fiscal quarter revenue at the time of approximately $115 million (approximately $50 million to approximately $300 million);

•	similar market capitalization - ~0.2x to ~5.0x our market capitalization of $1 billion at the time (approximately $200 million to approximately $5 billion);

•	strong revenue growth;

•	industry – application software, systems software, and communications equipment industries, with a secondary focus on other internet software and services companies;

•	executive positions similar in breadth, complexity, and/or scope of responsibility; and

•	competitors for executive talent.

The compensation committee approved the use of the market data from the peer group from our 2013 study as a factor for setting executive compensation for 2015. The market data was not refreshed in 2014 because the compensation committee, in consultation with Compensia, believed there had not been significant changes in the market data that would be relevant for its decisions. The peer group from this study used by our compensation committee was:

Accelrys	Infoblox	PROS Holdings
BroadSoft	Jive Software	Ruckus Wireless
CalAmp	LogMeIn	Silver Spring Networks
Cornerstone OnDemand	Monotype Imaging	SPS Commerce
Demandware	OpenTable	Tableau Software
Imperva	Proofpoint	Tangoe
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and from the Radford High-Technology Executive Survey database. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.
The compensation committee reviews our compensation peer group at least annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.
Individual Compensation Elements
In 2015, the primary elements of our executive compensation program were base salary, annual cash incentive compensation opportunity, and long-term equity incentive compensation in options and RSUs.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We establish the initial base salaries of our executive officers through arm’s-length negotiation when we hire the individual executive officer, considering his or her position, qualifications, experience, prior base salary level, and the base salaries of our other executive officers. The compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In February 2015, the compensation committee reviewed the base salaries of our executive officers, including the Named Executive Officers, considering a competitive market analysis prepared by Compensia, the recommendations of our chief executive officer (except regarding his own base salary), and the other factors described above. Following this review, the compensation committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ base salaries and decided to increase their base salaries compared to 2014 levels. The base salaries of the Named Executive Officers for 2015 and 2014 were:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Percentage Adjustment
Mr. Hooper	$332,800	$352,000	6%
Mr. Burns	$270,000	$278,100	3%
Mr. Merchant	$260,000	$280,000	8%
Mr. Shinn	$270,000	$300,000	11%
Mr. Wilke	$300,000	$300,000	0%

The base salary increases were effective March 1, 2015. Mr. Wilke was hired in August of 2014 and was not considered for a base salary increase for 2015. Mr. Shinn received an increase to his base salary of approximately 3% to $279,000 effective March 1, 2015, as part of the normal annual review. He then received an additional increase of $21,000 effective September 1, 2015, in connection with his promotion from general counsel to chief legal officer and senior vice president of corporate development.
Cash Incentive Compensation
We had a single cash bonus plan for 2015, the Gigamon Inc. Corporate Bonus Plan (the “2015 Bonus Plan”), for our eligible, non-commissioned employees, including our executive officers (other than Mr. Wilke). Mr. Wilke’s cash incentive compensation opportunity in 2015 was set forth in a sales commission plan, as described below. The amount that each participating executive officer could earn under the 2015 Bonus Plan was based on our achievement of two key corporate performance measures for 2015 and achievement of an individual performance factor.
The 2015 Bonus Plan was designed to motivate our employees, including our participating Named Executive Officers and other executive officers, to drive “top line” growth (a revenue metric) and “bottom line” profitability (an operating profit metric); thereby driving execution of our annual operating plan. The 2015 Bonus Plan would fund based on our actual achievement against the pre-established target levels for each of these performance measures.
The compensation committee reserved the right to increase, decrease, or eliminate any bonus payment that may be payable under the 2015 Bonus Plan, based on the factors it deems relevant. It does not have to establish any allocation or weighting regarding the factors it considers.
Target Annual Cash Incentive Compensation Opportunities
Each of our executive officers, including each of our Named Executive Officers, was assigned a target annual incentive compensation opportunity, which was calculated as a percentage of his or her weighted average annual base salary for 2015. In February 2015, the compensation committee reviewed the target annual cash incentive opportunities of our executive officers, considering a competitive market analysis prepared by Compensia, the recommendations of our chief executive officer (except regarding his own bonus opportunity), and the other factors described above.
Following this review, the compensation committee did not increase any Named Executive Officer’s target bonus percentage. However, the dollar value of each Named Executive Officer’s target cash incentive compensation opportunity increased with the increases to base salary discussed in the “Base Salary” section above. For 2015, the target annual incentive compensation opportunities are based on the weighted average base salary for the year.
The target annual cash incentive compensation opportunities of the Named Executive Officers for 2015 were:

Named Executive Officer	2015 Target Annual Cash Incentive Compensation Opportunity (as a percentage of base salary)	2015 Target Annual Cash Incentive Compensation Opportunity
Mr. Hooper	100%	$348,800
Mr. Burns	50%	$138,375
Mr. Merchant	50%	$138,333
Mr. Shinn	50%	$144,000
Mr. Wilke	100%	$300,000
The corporate performance measures of our 2015 Bonus Plan were based on our achievement against two key performance measures for our business: revenue and operating profit. The compensation committee believed these performance measures provided a balance between generating revenue, managing our expenses, and growing our business, all of which work toward enhancing stockholder value. The compensation committee believed this balance would drive the amount of focus on propelling growth through revenue without detracting from our ultimate performance.
For the 2015 Bonus Plan, “operating profit” was defined as non-GAAP operating income, which is reconciled with GAAP operating income in Appendix A attached to this proxy statement.
The target levels for each of these performance measures were based on our 2015 operating plan, which was reviewed and approved by our board of directors, with input from our chief executive officer and chief financial officer. These target levels were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set.
In February 2015, the compensation committee set the target levels and the payment percentages for each of the 2015 corporate performance measures. The weighting of these corporate performance measures (as a percentage of each executive officer’s target annual cash bonus opportunity) and the related target levels for each measure were:

Corporate Performance Measure	Weighting	Target Performance Level
Revenue(1)	75%	$200 million
Non-GAAP Operating Income(2)	25%	$22.4 million

(1)
For the revenue measure for executive officer bonuses, we had to achieve at least $160 million for the 2015 Bonus Plan to fund with respect to that measure (resulting in funding at 25% of target). The funding of the 2015 Bonus Plan with respect to that measure would increase linearly up to a maximum funding of 200% of target for revenue of $220 million or more in 2015.

(2)
For the non-GAAP operating income measure for executive officer bonuses, we had to achieve at least $17.9 million for the 2015 Bonus Plan to fund with respect to that measure (resulting in funding at 25% of target). The funding of the 2015 Bonus Plan with respect to that measure would increase linearly up to a maximum funding of 200% of target for non-GAAP operating income of $30.8 million or more in 2015.

Individual Performance Factor
The individual performance factor under the 2015 Bonus Plan for each executive officer, including each Named Executive Officer, was based on his or her individual performance against pre-established goals. These goals were approved by the compensation committee at the beginning of 2015, with substantial input from our chief executive officer (except with respect to his own goals, which were approved by the compensation committee). Following the end of the year, the compensation committee, with input from our chief executive officer (other than with respect to his own performance), conducts a qualitative assessment of each executive officer’s performance, and approves an achievement percentage for his or her individual performance factor. This individual performance factor is then multiplied against the product of the corporate performance measure achievement and the amount earned for each executive officer’s year-end bonus to determine the final bonus payout.
Payout Timing
Payment of the bonus is made in two installments. In August, an interim payment is based on first half performance. Unless otherwise determined by the compensation committee, for each participant the maximum payment for the first half of 2015 would be equal to 50% of the calculated amount up to the target amount (that is, 25% of the participant’s target annual cash bonus opportunity) and the payment in early 2016 is based on annual performance less the amount paid out for performance in the first half of 2015.

2015 Cash Bonus Payments
In August 2015, the compensation committee determined that the achievement of corporate performance measures was tracking above 100% of the target goals. The compensation committee then approved an interim payout of 25% of each Named Executive Officer’s target bonus.
In February 2016, the compensation committee determined our total revenue was $221 million and our non-GAAP operating income was $42 million. Accordingly, the 2015 Bonus Plan bonus pool funded at 200% of target for our executive officers, including our Named Executive Officers, because the corporate performance measures were achieved above maximum levels.
Corporate Performance Measure Achievement

Corporate Performance Measure	Target Performance Level	Actual Performance Level	Payment Percentage	Payment Weighting Percentage	Weighted Payment Percentage
Revenue	$200 million	$221 million	75%	200%	150%
Non-GAAP Operating Income	$22.4 million	$42 million	25%	200%	50%
The target annual cash bonus opportunities and the actual cash bonus payments made to the Named Executive Officers for 2015 were as follows.

Named Executive Officer	Target Annual Cash Bonus Opportunity	Target Annual Cash Bonus Opportunity	Cash Bonus Earned for Second Half of 2015	Total Actual 2015 Cash Bonus Payment
Mr. Hooper	$348,800	$86,000	$620,000	$706,000
Mr. Burns	$138,375	$35,000	$225,000	$260,000
Mr. Merchant	$138,333	$35,000	$260,000	$295,000
Mr. Shinn	$144,000	$35,000	$250,000	$285,000
Sales Commission Plan for Mr. Wilke
Mr. Wilke participates in our sales commission plan. The compensation committee determined that to properly incentivize Mr. Wilke’s performance, it was appropriate to compensate him, as our top sales executive, on the same basis as the other key sales employees. His commission plan aligns with our budget and the revenue goal in our 2015 Bonus Plan.
For 2015, Mr. Wilke’s commission was based on bookings and paid monthly. We have not disclosed the specific formulae or performance targets in Mr. Wilke’s sales commission plan for several reasons; including our belief that disclosure would cause competitive harm. Mr. Wilke earned 121% of his 2015 target incentive compensation opportunity due to 2015 bookings achievement above target. Mr. Wilke did not participate in any other bonus plan in 2015.
Long-Term Incentive Compensation
The compensation committee believes long-term incentive compensation is an effective means for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. In 2015, the compensation committee used equity awards to purchase shares of our common stock in options and RSUs to deliver the annual long-term incentive compensation opportunities to our executive officers.
This approach aligns the contributions of our executive officers with the long term interests of our stockholders and allows them to participate in any future appreciation in our common stock. Options, when granted with exercise prices equal to the fair market value of our common stock on the grant date, provide an appropriate long-term incentive for our executive officers, since the options reward them only if our stock price grows and stockholders realize value following their grant date. RSUs help us to retain our executive officers and reward them for long-term stock price appreciation while providing retention because there is value to the recipient even if the market price of our common stock declines below the market price on the grant date.
As with our other elements of compensation, the compensation committee determines long-term incentive compensation for our executive officers as part of its annual compensation review and after considering a competitive market analysis, the recommendations of our chief executive officer (except regarding his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.
In February 2015, the compensation committee granted to our executive officers, including the Named Executive Officers, equity compensation awards with the grant date value of those awards approximately evenly split between options and RSUs. The equity awards granted to the Named Executive Officers during 2015 were:

Named Executive Officer	Options to Purchase Shares of Our Common Stock (#)	RSU Awards for Shares of Our Common Stock (#)	Equity Awards (Aggregate Grant Date Fair Value)
Mr. Hooper	138,000	69,000	$2,873,850
Mr. Burns	48,000	24,000	$999,600
Mr. Merchant	50,000	25,000	$1,041,250
Mr. Shinn	32,000	16,000	$666,400
Mr. Wilke	36,000	18,000	$749,700
Each of the options vests as to 25% of the underlying shares on the first anniversary of the grant date and the remaining underlying shares vest in equal monthly installments over the next 36 months, subject to the executive officer’s continued employment with us on the applicable vesting date. Each of the RSUs vests in 16 equal quarterly installments over a four-year period from the grant date, on May 15th, August 15th, November 15th and February 15th of each year, subject to the executive officer’s continued employment with us on each such vesting date.
Retirement, Welfare and Health Benefits
Our executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including the Named Executive Officers, are eligible to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 90% of their current eligible compensation not over the statutorily prescribed limit, and have their compensation deferral contributed to the Section 401(k) plan.
Our health and welfare benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits
We do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2015, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the compensation committee.
Employment Offer Letters
We have entered into written employment offer letters with each of our executive officers, including the Named Executive Officers. Each of these agreements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors.
In filling each of our executive positions, our board of directors or the compensation committee recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
For information on the specific terms and conditions of the employment offer letters of the Named Executive Officer, see the discussion of “Executive Employment Arrangements” below.
Post-Employment Compensation
We have entered into written change in control severance agreements with each of our executive officers, including the Named Executive Officers. Having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We believe, however, these arrangements are necessary to offer compensation packages that are competitive.
These arrangements align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity in the best interests of stockholders regardless of whether those transactions may cause their own job loss.
All payments and benefits if a change-in-control of the Company occurs are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). With the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against losing retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically because of the transaction.
For information on the change in control severance agreements for the Named Executive Officers, and an estimate of the potential payments and benefits payable under these agreements as of the end of 2015, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices
Equity Awards Grant Policy
We have an equity award policy that describes the guidelines under which equity grants are to be made. Under the policy, grants to new hires are to be made on the 15th day of each month, or if the 15th is not a business day, the next business day. Grants to current employees are expected to be made once annually, except with promotions or unusual circumstances.
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our insider trading compliance policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, regarding our common stock and from pledging company securities as collateral or holding company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to the Named Executive Officers.
Prior to our becoming a public company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the compensation committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m) of the Code.
Where reasonably practicable, the compensation committee seeks to qualify the performance-based incentive compensation paid or awarded to the Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the compensation committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the compensation committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Executive Employment Arrangements
Paul A. Hooper
On December 19, 2012, we entered into an offer letter agreement with Paul A. Hooper, our chief executive officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Hooper’s current annual base salary is $422,000 and he is eligible for an annual cash target bonus of $422,000. Mr. Hooper’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Hooper dated September 17, 2012, as amended by Mr. Hooper’s offer letter agreement.
Michael J. Burns
On July 20, 2014, we entered into an offer letter agreement with Michael J. Burns, our chief financial officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Burns’ current annual base salary is $320,000 and he is eligible for target cash bonuses of $160,000. Mr. Burns’ base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Burns dated July 29, 2014.
Shehzad T. Merchant
On March 8, 2013, we entered into an offer letter agreement with Shehzad T. Merchant, our chief technology officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Merchant’s current annual base salary is $302,000 and he is eligible for an annual cash target bonus of $151,000. Mr. Merchant’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Merchant dated April 29, 2013.
Paul B. Shinn
On April 24, 2012, we entered into an offer letter agreement with Paul B. Shinn, our chief legal officer and senior vice president of corporate development. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Shinn’s current annual base salary is $313,000 and he is eligible for an annual cash target bonus of $156,500. Mr. Shinn’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Shinn dated March 11, 2013.
Helmut G. Wilke
On August 3, 2014, we entered into an offer letter agreement with Helmut G. Wilke, our senior vice president of worldwide sales. The offer letter agreement has no specific term and constitutes at-will employment. The offer letter agreement provides for a sign-on bonus of $50,000 in cash 6 months following Mr. Wilke’s start date. This sign-on bonus was paid to Mr. Wilke in February 2015. Mr. Wilke’s current annual base salary is $330,000 and he is eligible for an annual cash target incentive compensation opportunity of $330,000. Mr. Wilke’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Wilke dated March 30, 2015.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Executive Compensation” (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading “Compensation Discussion and Analysis,” summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation Disclosure” be included in this proxy statement and Gigamon’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015.
Respectfully submitted by the members of the compensation committee of the board of directors:

John H. Kispert (Chair)
Corey M. Mulloy
Michael C. Ruettgers

Summary Compensation Table
The following table provides information regarding the compensation of our Named Executive Officers during the fiscal year ended December 26, 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)(4)	Total ($)

Paul A. Hooper	2015	348,624				1,479,360	1,394,490	706,000	7,950	3,936,424
Chief Executive Officer	2014	330,667		182,630	(5)	1,798,015	1,676,169		6,000	3,993,481
	2013	320,000				355,950	1,994,630	342,961	1,240,911	4,254,452

Michael J. Burns	2015	276,676				514,560	485,040	260,000	7,950	1,544,226
Chief Financial Officer	2014	114,851	(6)			735,384	611,335	32,069	6,891	1,500,530

Shehzad T. Merchant	2015	276,484				536,000	505,250	295,000	7,950	1,620,684
Chief Technology Officer	2014	258,333				642,495	253,950	71,340	7,650	1,233,768
	2013	188,462				564,994	884,163	125,678	929	1,764,226

Paul B. Shinn	2015	282,352				343,040	323,360	285,000	7,950	1,241,702
Chief Legal Officer and Senior Vice President of Corporate Development

Helmut G. Wilke	2015	300,000		50,000	(7)	385,920	363,780	362,963	7,950	1,470,613
Senior Vice President of Worldwide Sales

(1)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs granted during the fiscal years 2015, 2014 and 2013 computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 8 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 filed with the SEC on February 24, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal years 2015, 2014 and 2013 computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 8 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 filed with the SEC on February 24, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable pursuant to the 2015 Bonus Plan, the 2014 Gigamon Inc. Corporate Bonus Plan and the 2013 Gigamon Inc. Corporate Bonus Plan, as appropriate. The amount for Mr. Wilke in fiscal year 2015 represents the amount earned and payable to him pursuant to his sales commission plan.

(4)	The amounts included in the “All Other Compensation” column represent 401(k) matching contributions made by us on behalf of each of Messrs. Hooper, Burns, Merchant, Shinn and Wilke.

(5)	The amount reflects discretionary bonuses earned and payable to Mr. Hooper.

(6)	Mr. Burns joined us in July 2014, and his salary was prorated based on the number of days he worked.

(7)	The amount reflects a signing bonus earned and payable to Mr. Wilke.
Grants of Plan-Based Awards in Fiscal 2015
The following table provides information regarding grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended December 26, 2015. For more information, please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(4)
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul A. Hooper	Option	2/17/2015	—	—	—	—	138,000	21.44	1,394,490
	RSU	2/17/2015	—	—	—	69,000	—	—	1,479,360
	Bonus	N/A	—	348,800	—	—	—	—	—
Michael J. Burns	Option	2/17/2015	—	—	—	—	48,000	21.44	485,040
	RSU	2/17/2015	—	—	—	24,000	—	—	514,560
	Bonus	N/A	—	138,375	—	—	—	—	—
Shehzad T. Merchant	Option	2/17/2015	—	—	—	—	50,000	21.44	505,250
	RSU	2/17/2015	—	—	—	25,000	—	—	536,000
	Bonus	N/A	—	138,333	—	—	—	—	—

Paul B. Shinn	Option	2/17/2015	—	—	—	—	32,000	21.44	323,360
	RSU	2/17/2015	—	—	—	16,000	—	—	343,040
	Bonus	N/A	—	144,000	—	—	—	—	—
Helmut G. Wilke	Option	2/17/2015	—	—	—	—	36,000	21.44	363,780
	RSU	2/17/2015	—	—	—	18,000	—	—	385,920
	Bonus	N/A	256,500	300,000	386,000	—	—	—	—

(1)
Represents awards granted under our 2015 Bonus Plan or, in the case of Mr. Wilke, his sales commission plan, which were earned based on performance in the fiscal year ended December 26, 2015. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in the fiscal year ended December 26, 2015 by our Named Executive Officers under our 2015 Bonus Plan, or, in the case of Mr. Wilke, his sales commission plan.

(2)	This column represents awards of RSUs granted under the 2013 Plan.

(3)	This column represents awards of stock options granted under the 2013 Plan.

(4)
Amounts in this column represent the grant date fair value of RSUs and stock options awards, calculated in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 8 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015 filed with the SEC on February 24, 2016. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of our Named Executive Officers as of December 26, 2015, the last day of our fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul A. Hooper	4/05/2012	37,325	19,473(2)	6.09	4/05/2022	—	—
	3/01/2013	121,527	45,139(3)	13.11	3/01/2023	—	—
	4/30/2013	24,325	13,341(4)	14.70	4/30/2023	—	—
	4/30/2013	—	—	—	—	7,873(5)	211,154
	2/14/2014	43,460	51,362(6)	30.51	2/14/2024	—	—
	2/14/2014	—	—	—	—	33,150(7)	889,083
	2/17/2015	—	138,000(8)	21.44	2/17/2022	—	—
	2/17/2015	—	—	—	—	56,063(9)	1,503,610

Michael J. Burns	7/29/2014	23,162	64,121(10)	11.02	7/29/2024
	7/29/2014	—	—	—	—	40,552(11)	1,087,605
	2/17/2015	—	48,000(12)	21.44	2/17/2022	—	—
	2/17/2015	—	—	—	—	19,500(13)	522,990

Shehzad T. Merchant	4/30/2013	34,721	27,778(14)	14.70	4/30/2023	—	—
	4/30/2013	—	—	—	—	5,500(15)	147,510
	2/14/2014	6,586	7,785(16)	30.51	2/14/2024	—	—
	2/14/2014	—	—	—	—	5,025(17)	134,771
	2/17/2015	—	50,000(18)	21.44	2/17/2022	—	—
	2/17/2015	—	—	—	—	20,313(19)	544,795

Paul B. Shinn	6/21/2012	113,471	13,195(20)	11.64	6/21/2022	—	—
	4/30/2013	9,041	4,959(21)	14.70	4/30/2023	—	—
	4/30/2013	5,596	3,070(22)	14.70	4/30/2023	—	—
	4/30/2013	—	—	—	—	2,874(23)	77,081
	4/30/2013	—	—	—	—	1,748(24)	46,881
	2/14/2014	5,656	6,685(25)	30.51	2/14/2024	—	—
	2/14/2014	—	—	—	—	4,315(26)	115,728
	2/17/2015	—	32,000(27)	21.44	2/17/2022	—	—
	2/17/2015	—	—	—	—	13,000(28)	348,660

Helmut G. Wilke	8/26/2014	25,856	51,712(29)	10.85	8/26/2024	—	—
	8/26/2014	—	—	—	—	31,682(30)	849,711
	2/17/2015	—	36,000(31)	21.44	2/17/2022	—	—
	2/17/2015	—	—	—	—	14,625(32)	392,243

(1)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 24, 2015, which was $26.82 per share.

(2)
These options commenced vesting upon the completion of our initial public offering in June 2013 and will vest, subject to Mr. Hooper’s continued role as a service provider to us, with respect to 1/36th of the total shares monthly thereafter.

(3)	These options commenced vesting on January 1, 2013 and will vest, subject to Mr. Hooper’s continued role as a service provider to us, with respect to 1/48th of the total shares monthly thereafter.

(4)	These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the total shares on May 1, 2015, and with respect to 1/48th of the total shares monthly thereafter.

(5)
The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(6)
These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 25% of the total shares on February 14, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.

(7)
The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2014, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(8)
These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.

(9)
The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(10)
These options vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the total shares on July 22, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.

(11)
The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the RSUs on August 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(12)
These options vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.

(13)
The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(14)
These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on March 29, 2014, and with respect to 1/36th of the remaining shares monthly thereafter.

(15)
The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 11,333 shares on May 15, 2014, and 2,750 shares on August 15, November 15, February 15 and May 15 of each year thereafter.

(16)
These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on February 14, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.

(17)
The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to1/16th of the RSUs on May 15, 2014, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(18)
These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.

(19)
The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(20)
These options vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 25% of the total shares on May 14, 2013, and with respect to 1/36th of the remaining shares monthly thereafter.

(21)
These options vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 1/48th of the total shares on June 1, 2013, and with respect to 1/48th of the total shares monthly thereafter.

(22)	These options vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 50% of the total shares on May 1, 2015, and with respect to 1/48th of the total shares monthly thereafter.

(23)
The shares underlying the RSUs vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 1/16th of the RSUs on August 15, 2015, and with respect to 1/16th of the total RSUs vesting on November 15, February 15, May 15 and August 15 of each year thereafter.

(24)
The shares underlying the RSUs vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 50% of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(25)
These options vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 25% of the total shares on February 14, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.

(26)
The shares underlying the RSUs vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2014, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(27)
These options vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.

(28)
The shares underlying the RSUs vest, subject to Mr. Shinn’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(29)
These options vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the total shares on August 11, 2015, and with respect to 1/36 of the remaining shares monthly thereafter.

(30)
The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the RSUs on August 15, 2015, and with respect to 1/16th of the total RSUs vesting on November 15, February 15, May 15 and August 15 of each year thereafter.

(31)
These options vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.

(32)
The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

Option Exercises and Stock Awards Vesting During Fiscal 2015
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during the fiscal year ended December 26, 2015 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul A. Hooper	60,035	1,196,559	40,797	1,141,435
Michael J. Burns	12,000	204,272	28,932	778,885
Shehzad T. Merchant	—	—	43,920	1,183,320
Paul B. Shinn	—	—	26,751	731,608
Helmut G. Wilke	—	—	22,776	613,042

(1)
The value realized on exercise of option awards is calculated as the difference between the closing market price of the shares of our common stock underlying the options exercised and the applicable exercise price of those options.

(2)
The value realized on vesting of stock awards is calculated by multiplying the number of stock by the closing market price of our common stock underlying the shares on each vesting date of the stock award.

Potential Payments Upon Termination or Upon Termination or Change in Control
We entered into change in control severance agreements with our Named Executive Officers that provide for the severance compensation described below.
Upon a termination of employment without cause or resignation for good reason (as such terms are defined in the agreements) before the date that is three months prior to a change in control of our company or following the date that is 12 months following a change in control, the executive will receive (1) a cash severance payment equal to six months (12 months, in the case of Mr. Hooper) of his or her base salary, (2) reimbursement for COBRA premiums for up to six months (12 months in the case of Mr. Hooper), and (3) six months (12 months in the case of Mr. Hooper) of accelerated vesting of his or her outstanding equity awards.
Upon a termination of employment without cause or resignation for good reason during the period beginning three months prior to a change in control and ending 12 months following a change in control, the executive will receive (1) a cash severance payment equal to six months (12 months in the case of Mr. Hooper) of his or her base salary, (2) reimbursement for COBRA premiums for up to six months (12 months in the case of Mr. Hooper), and (3) either 24 months of accelerated vesting of his or her equity awards if the change in control occurs within the first 12 months following the executive’s date of hire, or full accelerated vesting if the change in control occurs after the first 12 months following the executive’s date of hire.
The agreements require the executive to sign and not revoke a general release of claims in favor of the company as a condition of receiving the severance and equity acceleration benefits described above. The agreements each have a three-year term and then renew automatically for successive one year terms unless either party provides the other party with written notice of non-renewal at least 60 days prior to the end of the then-current term.
The agreements also provide that in the event any amounts in the agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 26, 2015, the last day of our fiscal year.

Named executive officer	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Paul A. Hooper
Severance payment	352,000	352,000
Continued health coverage	12,296	12,296
Accelerated vesting(2)	2,427,897	4,530,510
Total:	2,792,193	4,894,806
Michael J. Burns
Severance payment	139,050	139,050
Continued health coverage	6,148	6,148
Accelerated vesting(2)	560,378	2,881,946
Total:	705,576	3,027,144
Shehzad T. Merchant
Severance payment	140,000	140,000
Continued health coverage	5,528	5,528
Accelerated vesting(2)	477,198	1,432,745
Total:	622,726	1,578,273
Paul B. Shinn
Severance payment	150,000	150,000
Continued health coverage	5,868	5,868
Accelerated vesting(2)	412,748	1,058,122
Total:	568,616	1,213,990
Helmut G. Wilke
Severance payment	150,000	150,000
Continued health coverage	1,929	1,929
Accelerated vesting(2)	434,233	2,261,474
Total:	586,162	2,413,403

(1)
A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”

(2)
For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between $26.82, the closing price of a share of our common stock on December 24, 2015, and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, $26.82, the closing price of a share of our common stock on December 24, 2015, multiplied by the number of unvested RSUs accelerated.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 26, 2015. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	3,950,059	$15.73	4,085,369
Equity compensation plans not approved by stockholders	—	—	—
Total	3,950,059	$15.73	4,085,369

(1)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)
Includes the following plans: the 2013 Plan and 2013 Employee Stock Purchase Plan (the “ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,464,740 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 439,422 shares, (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On December 27, 2015, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 1,464,740 shares and 439,422 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016 for:
•    each of our directors and nominees for director;
•    each of our Named Executive Officers;
•    all of our current directors and executive officers as a group; and
•    each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 34,842,888 shares of our common stock outstanding as of March 31, 2016. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2016 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of March 31, 2016 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominees:
Paul A. Hooper (1)	322,256	*
Mike Burns (2)	55,154	*
Helmut Wilke (3)	68,012	*
Shehzad Merchant (4)	107,784	*
Paul Shinn (5)	168,210	*
Corey M. Mulloy (6)	1,397,366	3.86%
John H. Kispert (7)	44,406	*
Ted C. Ho (8)	1,292,226	3.58%
Paul J. Milbury (9)	44,433	*
Michael C. Ruettgers (10)	126,606	*
Robert E. Switz	—	*
Joan A. Dempsey	—	*
All executive officers, directors and director nominees as a group (13 persons) (11)	3,707,654	9.66%
5% Stockholders:
The Vanguard Group(12)	2,506,162	7.19%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Consists of 12,220 shares held by Mr. Hooper as of March 31, 2016 and 310,036 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(2)	Consists of 12,012 shares held by Mr. Burns as of March 31, 2016 and 43,142 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(3)	Consists of (i) 16,740 shares held by Mr. Wilke as of March 31, 2016 and 51,272 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(4)	Consists of (i) 32,757 shares held by Mr. Merchant as of March 31, 2016 and 75,027 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(5)	Consists of (i) 4,176 shares held by Mr. Shinn as of March 31, 2016 and 164,034 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(6)
Consists of (i) 4,917 shares held by Mr. Mulloy as of March 31, 2016, (ii) 17,949 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016, (iii) 845,043 shares held by Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”), (iv) 204,769 shares held by Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”), (v) 298,210 shares held by Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C”) and (vi) 26,478 shares held by Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund,” and collectively with Highland Capital VII, Highland Capital VII-B and Highland Capital VII-C, the “Highland Investing Entities”). Highland Management Partners VII Limited Partnership, a Delaware limited partnership (“HMP VII”), is the general partner of the Highland Investing Entities. Highland Management Partners VII, LLC, a Delaware limited liability company (“Highland Management”), is the general partner of HMP VII. Peter W. Bell, Sean M. Dalton, Robert J. Davis, Paul A. Maeder, Daniel J. Nova and Corey M. Mulloy, are the managing members of Highland Management. Highland Management, as the general partner of the general partner of the Highland Investing Entities, is deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing members of Highland Management are deemed to share voting and investment power over the shares held by the Highland Investing Entities. The address for the entities affiliated with Highland Capital Partners is One Broadway, 16th Floor, Cambridge, MA 02142.

(7)	Consists of 4,457 shares held by Mr. Kispert as of March 31, 2016 and 39,949 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(8)
Consists of (i)  4,457 shares held by Mr. Ho as of March 31, 2016, (ii) 12,400 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016, (iii) 530,919 shares held by the Ted Ching-Lin Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary, (iv) 213,531 shares held by the Ted and Julie Ho Living Trust, of which Mr. Ho is a grantor and trustee, and (v) 530,919 shares held by the Julie Hsiao Ling Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary.

(9)	Consists of 4,457 shares held by Mr. Milbury as of March 31, 2016 and 39,976 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(10)
Consists of (i) 36,457 shares held by Mr. Ruettgers as of March 31, 2016, (ii) 1,000 shares held by the wife of Mr. Ruettgers, and (iii) 89,149 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(11)
Consists of (i) 2,802,739 shares beneficially owned by our current executive officers and directors as of March 31, 2016 and (ii) 904,915 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2016.

(12)
Based solely on the information reported in the Schedule 13G filed with the SEC by The Vanguard Group ("Vanguard") on February 10, 2016. Consists of 2,506,162 shares beneficially held by Vanguard, 59,507 shares for which Vanguard possesses sole voting power and 2,447,755 shares for which Vanguard possesses sole dispositive power. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Investor Rights Agreement
We are party to an Investor Rights Agreement, dated as of January 20, 2010, with our co-founders, including Ted C. Ho, our director, which provides, among other things, that certain holders of our common stock have certain rights relating to the registration of their shares of common stock.
Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards
We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation— Executive Employment Agreements” for more information regarding these agreements.
We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Potential Payments Upon Termination or Upon Termination or Change in Control” for more information regarding these agreements.
We have granted equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation— Outstanding Equity Awards at Fiscal Year End” and “Management—Director Compensation” for a description of these awards.

Other Transactions
Since January 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or stockholders who own greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 26, 2015, all Section 16(a) filing requirements were satisfied on a timely basis, except the Form 4 filed by Michael C. Ruettgers on November 20, 2015.
Fiscal Year 2015 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 26, 2015 are included in our 2015 annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2015 Annual Report are posted on our website at http://investor.gigamon.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2015 annual report without charge by sending a written request to Gigamon Inc., Attention: Investor Relations, 3300 Olcott Street, Santa Clara, California 95054.
*    *    *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Santa Clara, California
April 22, 2016

APPENDIX A – UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP
Gigamon Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except percentages)
(unaudited)

	Fiscal Year Ended
	December 26, 2015	December 27, 2014
Total Revenue	221,975	157,130
Reconciliation of GAAP Gross Profit and GAAP Gross Margin to Non-GAAP Gross Profit and Non-GAAP Gross Margin:
GAAP gross profit	176,180	119,682
Stock-based compensation expense	1,872	1,679
Stock-based compensation related payroll taxes	68	64
Non-GAAP gross profit	$178,120	$121,425
GAAP gross margin	79%	76%
Non-GAAP gross margin	80%	77%
Reconciliation of GAAP Net Income (loss) Attributable To Common Stockholders to Non-GAAP Net Income:
GAAP net income (loss) attributable to common stock holders	6,186	(40,790)
Stock-based compensation expense	29,768	24,658
Stock-based compensation related payroll taxes	942	821
Income tax effect of Non-GAAP adjustments	(7,913)	19,271
Non-GAAP net income	$28,983	$3,960

Fiscal Year Ended
December 26, 2015
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income:
GAAP operating income	11,609
Stock-based compensation expense	29,768
Stock-based compensation related payroll taxes	942
Non-GAAP operating income	$42,319

ANNUAL MEETING OF STOCKHOLDERS OF
GIGAMON INC.
June 8, 2016
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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
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Please sign, date and mail
your proxy card in the
envelope provided as soon
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â	Please detach along perforated line and mail in the envelope provided	â

■	2033040300000000000	5	060816

The BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN PROPOSAL 1, "FOR" FOR PROPOSAL 2 AND PROPOSAL 4, AND "ONE YEAR" FOR PROPSAL 3
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class III directors:					2.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.		FOR	AGAINST	ABSTAIN
								☐	☐	☐
☐	FOR ALL NOMINEES	¡	Paul A. Hooper		3.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	1 year	2 years	3 years	4 years
		¡	John H. Kispert				☐	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Joan A. Dempsey		4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.		FOR	AGAINST	ABSTAIN
								☐	☐	☐
☐	FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)				5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Instructions: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, "FOR" Proposal 2 and Proposal 4 and for "1 YEAR" in Proposal 3.

To change the address on your account please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title such as. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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GIGAMON INC.
Proxy for Annual Meeting of Stockholders on June 8, 2016
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Paul A. Hooper, Michael J. Burns and Paul B. Shinn as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Gigamon Inc. held of record by the undersigned at the close of business on April 11, 2016 at the Annual Meeting of Stockholders to be held June 8, 2016 at 1:00 p.m. Pacific Time at 3300 Olcott Street, Santa Clara, California 95054, and at any adjournment thereof.
(Continued and to be signed on the reverse side.)

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